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                              TERMINATION AGREEMENT

                  THIS AGREEMENT dated as of the 30th day of September, 1997

BETWEEN:

                  UNIVERSAL STUDIOS, INC. (formerly MCA INC.), a corporation incorporated under the laws of the State of Delaware,

                  ("Universal")

AND:

                  CINEPLEX ODEON CORPORATION, a corporation amalgamated under the laws of the Province of Ontario,

                  ("Cineplex")

WHEREAS Universal and Cineplex entered into a restated subscription agreement dated January 15, 1986, which agreement has been amended from time to time (such agreement as amended is hereinafter referred to as the "Restated Subscription Agreement');

AND WHEREAS Universal and Cineplex entered into a standstill agreement dated May 12, 1986, which agreement has been amended from time to time (such agreement as amended is hereinafter referred to as the "Cineplex Standstill Agreement");

AND WHEREAS Universal and Cineplex entered into a registration agreement dated May 12, 1986, which agreement has been amended from time to time (such agreement as amended is hereinafter referred to as the "Cineplex Registration Agreement" and, together with the Restated Subscription Agreement and the cineplex Standstill Agreement, collectively the "Cineplex Agreements");

AND WHEREAS concurrently with the execution and delivery of this Agreement, Cineplex, Sony Pictures Entertainment, Inc. ("SPE") and LTM Holdings, Inc. ("LTM") are entering into a master agreement dated the date hereof (the "Master Agreement") pursuant to which and subject to the term sand conditions thereof among other things (i) Cineplex and LTM will enter into a business combination (the "Transaction") and (ii) the shareholders of Cineplex will exchange shares of Cineplex for shares of LTM;

NOW THIS AGREEMENT WITNESS THAT, in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Universal and Cineplex hereby agree as follows:

1. The Cineplex Agreements shall terminate and be of no further force and effect effective immediately upon the closing of the Transaction.
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2.       Universal hereby waives and releases Cineplex of any obligation in respect of any and all rights of Universal to acquire Subordinate Restricted Voting Shares in the capital of Cineplex pursuant to the provisions of article 8.00 of the Restated Subscription Agreement in respect of any issuances by Cineplex prior to the date hereof of Equity Securities (as such term is defined in the Restated Subscription Agreement).

3. Universal hereby waives and releases Cineplex of any obligation in respect of any and all rights of Universal which may otherwise arise or accrue to Universal pursuant to Paragraph 6 of the Cineplex Standstill Agreement by reason of the sale by Cineplex to LTM of the shares of Plitt Theatres, Inc. and/or the sale or disposition of theatres by Cineplex or its affiliates as contemplated by the Master Agreement and/or the Documents (as such term is defined in the Master Agreement).

4. Cineplex hereby waives and releases Universal of any obligation in respect of any and all rights of Cineplex contemplated by Paragraph 5 of the Cineplex Standstill Agreement which may otherwise arise or accrue to Cineplex by reason of the transfer by Universal to LTM of shares owned by Universal in the capital of Cineplex as contemplated by the Master Agreement and/or the Documents.

5. The parties hereto shall sign such further and other documents and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full effect to this agreement and every part thereof.

6. This agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

7. This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

         IN WITNESS WHEREOF the parties have duly executed this Termination Agreement as of the date first above written.

                                       UNIVERSAL STUDIOS, INC.

                                       Per:  /s/ Brian C. Mulligan
                                             ----------------------------------
                                             Title: Senior Vice President

                                       CINEPLEX ODEON CORPORATION

                                       Per:  /s/ Michael Herman
                                             ----------------------------------
                                             Title: Executive Vice President,
                                                    Corporate Affairs and
                                                    Secretary